                                                                    EXHIBIT 12.1




EXHIBIT 12.1-STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                          SIX MONTHS ENDED
                                              JUNE 30                        YEARS ENDED DECEMBER 31
                                         ------------------        -----------------------------------------------
                                                1994                1993      1992      1991       1990       1989
       Fixed Charges
         Interest expense                     $ 9,363            $25,902   $27,234   $27,873    $15,731    $13,297
         Interest capitalized                     400                912       495         0          0          0
         Amortization of debt expense             502              1,183       331       194        161        160
         Portion of rent expense
           representative of interest           3,512              7,211     5,900     5,733      5,567      5,467
                                              -------            -------   -------   -------    -------    -------
           TOTAL FIXED CHARGES                $13,777            $35,208   $33,960   $33,800    $21,459    $18,924
                                              =======            =======   =======   =======    =======    =======
       Earnings
         Income from continuing
           operations before tax              $57,095            $57,600    $9,000  ($18,700)   $ 7,000    $58,200
         Loss from equity method investee           0                900       425       125        278        100
         Fixed charges per above               13,777             35,208    33,960    33,800     21,459     18,924
         Less interest capit. during period      (400)              (912)     (495)        0          0          0
                                              -------            -------   -------   -------    -------    -------
           TOTAL EARNINGS                     $70,472            $92,796   $42,890   $15,225    $28,737    $77,224
                                              =======            =======   =======   =======    =======    =======
       RATIO OF EARNINGS TO
         FIXED CHARGES                           5.12               2.64      1.26      (A)       1.34       4.08
                                              =======            =======   =======   =======    =======    =======

       (A) Earnings of $15.2 million in 1991 included a special charge of $25.0, and as such were less than 1991 fixed charges of $33.8 million.